Exhibit 3

Execution Copy

104H AND DEFERRED CONSIDERATION TRUST AGREEMENT

THIS 104H AND DEFERRED CONSIDERATION TRUST AGREEMENT (this “Agreement”) is dated as of February 3, 2026, by and among Mobileye Global Inc. (“MBLY Global”), Mobileye Vision Technologies Ltd. (“MBLY Vision” and together with MBLY Global, the “Buyers”), IBI Trust Management (the “104H Trustee”) and the undersigned Company Shareholder (the “Requesting Holder”). This Agreement shall become effective only at, and contingent upon, the Closing. MBLY Global, MBLY Vision, the 104H Trustee, and the Requesting Holder are referred to collectively herein as the “Parties” and each separately as a “Party”. Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Share Purchase Agreement (as defined below) and/or in the Deferred Consideration Agreement (as defined below).

W I T N E S S E T H:

WHEREAS,	pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated as of January 5, 2026, by and among the Buyers, Mentee Robotics Ltd. (the “Company”), each Company Shareholder listed therein, and Shareholder Representative Services LLC, in the form attached hereto as Exhibit A, the Buyers shall acquire all of the Company Shares upon and subject to the consummation of the Closing; and

WHEREAS,	pursuant to the Share Purchase Agreement and the 104H Tax Ruling, all shares of MBLY Global Common Stock issuable to the Requesting Holders by MBLY Global, in consideration for Company Shares of the Requesting Holder acquired by MBLY Global under the Share Purchase Agreement, shall be issued in the name of the 104H Trustee for the benefit of the Requesting Holder (the “Deposited Stock”); and

WHEREAS,	all applicable withholding procedures with respect to the Deposited Stock of the Requesting Holder shall be made in accordance with the provisions of the 104H Tax Ruling, in the form attached hereto as Exhibit B, and Section 104H of the Israel Tax Ordinance; and

WHEREAS,	pursuant to the Share Purchase Agreement: (i) 90% of the Deposited Stock shall be subject to the terms of that certain Deferred Consideration Agreement by and between the Buyers and the Requesting Holder, in the form attached hereto as Exhibit C (the “Deferred Consideration Stock”) and may be subject to forfeiture under the Deferred Consideration Agreement; (ii) ten percent (10%) of the Deposited Stock is subject to that certain Lock-Up Agreement by and between MBLY Global]and the Requesting Holder, in the form attached hereto as Exhibit D (the “Locked-Up Stock”); and (iii) such portion of the Deposited Stock, out of the Deferred Consideration Stock, equal to the Requesting Holder’s Pro Rata Share of the Stock Escrow Fund (as adjusted, if applicable, pursuant to Section 10.4(f)(i) of the Share Purchase Agreement), shall be held by the 104H Trustee, in its capacity as an Escrow Agent pursuant to the Escrow Agreement, and may be subject to forfeiture under the Escrow Agreement; and

WHEREAS,	MBLY Global and the Requesting Holder desire to appoint the 104H Trustee as trustee to hold and release the Deposited Stock on the terms and conditions hereinafter set forth, in addition to its role as trustee in accordance with Section 104H of the Israel Tax Ordinance and the 104H Tax Ruling.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

1.	Appointment of 104H Trustee. MBLY Global and the Requesting Holder hereby appoint the 104H Trustee to serve as trustee in accordance with the terms and conditions set forth herein, the provisions of Section 104H of the Israel Tax Ordinance and the 104H Tax Ruling, and the 104H Trustee hereby accepts such appointment.

2.	Deposit and Maintenance of Requesting Holder Stock. At the Closing, and subject to the terms and conditions of the Share Purchase Agreement, MBLY Global shall deposit, or cause to be deposited, with the 104H Trustee, the Deposited Stock (and may do so in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary) in the name of the 104H Trustee (for the benefit of the Requesting Holder), and the 104H Trustee shall hold the Deposited Stock for the benefit of the Requesting Holder in accordance with the terms of this Agreement, in addition to and without derogation from, the terms and requirements of Section 104H of the Israel Tax Ordinance and the 104H Tax Ruling. Promptly upon receipt of the Deposited Stock, the 104H Trustee shall notify the Requesting Holder, in writing, of the number of Deposited Shares received by it.

3.	Forfeiture of the Deferred Consideration Stock.

3.1.	Subject to the provisions and limitations provided in this Agreement, the Share Purchase Agreement, the Escrow Agreement and the Deferred Consideration Agreement, the Deposited Stock that, at the applicable time, remains subject to forfeiture pursuant to the Deferred Consideration Agreement or under the Escrow Agreement shall, in addition to being subject to the 104H Tax Ruling, be subject to forfeiture without payment and/or transfer to MBLY Global in accordance with the terms of: (i) the Deferred Consideration Agreement, which in case that a forfeiture pursuant to the terms of the Deferred Consideration Agreement is enacted, MBLY Global will provide the 104H Trustee with a copy of the forfeiture notice delivered under the Deferred Consideration Agreement to the Requesting Holder, specifying the number of shares out of the Deposited Stock being forfeited and the grounds for such forfeiture (the “DC Forfeiture Notice”); or (ii) the Escrow Agreement, which in case a forfeiture pursuant to the terms of the Escrow Agreement is enacted, MBLY Global shall provide the 104H Trustee with a copy of the Joint Instructions (as defined under the Escrow Agreement) provided under the Escrow Agreement, specifying the forfeiture and the number of shares, out of the Deposited Stock, forfeited in accordance with such Joint Instructions (the “Escrow Forfeiture”).

4.	Release of Deposited Stock; Tax Treatment.

4.1.	Subject to the requirements of Section 104H of the Israel Tax Ordinance and the 104H Tax Ruling, and subject to the provisions of the Deferred Consideration Agreement or the Lock-Up Agreement, as applicable, all Deposited Stock shall be held by the 104H Trustee for the benefit of the Requesting Holder in accordance with the provisions of the 104H Tax Ruling, and shall be transferred and released from the 104H Trustee as follows:

4.1.1.	The Lock-Up Stock shall be transferred and released in accordance with the Requesting Holder’s written instructions;

4.1.2.	The Deferred Consideration Stock shall be transferred and released, in accordance with the Requesting Holder’s written instructions, provided that such written instructions will comply with the following tranches: (i) 50% of the Deferred Consideration Stock may be transferred and released after the lapse of 2 (two) years following the date of this Agreement; and (ii) the remaining portion of the Deferred Consideration Stock may be transferred and released after the lapse of 4 (four) years following the date of this Agreement, provided further that if at any such release date: (a) a DC Forfeiture Notice has been delivered to the 104H Trustee, the number of Deposited Stock specified in such DC Forfeiture Notice shall not be transferred and released without Joint Instructions; or (b) a copy of the Notification of Claim Notice delivered by MBLY Global under the Escrow Agreement has been delivered to the 104H Trustee, the number of Deposited Stock specified in such Notification of Claim Notice as stock to be retained in escrow shall not be transferred and released (the “Withheld Stock”), provided further that if and when such Withheld Stock, or any portion thereof, have been released under the Escrow Agreement, they shall cease to be Withheld Stock and may be released in accordance with the Requesting Holder’s written instruction;

4.1.3.	In accordance with joint written instructions signed by at least one of the Buyers and by the Requesting Holder.

4.2.	At the time of transfer and release of any portion of the Deposited Stock from the 104H Trustee (other than as related to forfeiture or recovery for the benefit of Buyers pursuant to the terms of the Deferred Consideration Agreement or the Escrow Agreement), the Requesting Holder shall transfer to the 104H Trustee (or shall otherwise make sure that the 104H Trustee withholds on his behalf) the amount of the tax liability arising from the transfer to the Requesting Holder of such Deposited Stock, which the 104H Trustee is required to withhold and transfer to the ITA, under Section 104H of the Israel Tax Ordinance and the 104H Tax Ruling or any applicable Law, and if such payment is not made or so instructed by the Requesting Holder, the 104H Trustee shall be entitled to sell such number of Deposited Stock as required to satisfy applicable withholding in accordance with the provisions of 104H Ruling and the Share Purchase Agreement, including Section 2.4(g) thereof, and shall promptly remit the withheld amounts to the applicable Taxing Authority, provided however that the 104H Trustee shall provide written notice to the Requesting Holder at least fourteen (14) calendar days prior thereto, and the Requesting Holder may elect, prior to the lapse of such fourteen (14) calendar days’ period, to pay the applicable withholding amounts in lieu of the sale of the Deposited Stock, provided further, that if the Requesting Holder does not deliver such payment until the lapse of such fourteen (14) calendar days’ period, the 104H Trustee shall be entitled to sell such number of Deposited Stock in accordance with this Section 4.2. To the extent the 104H Trustee withholds any amounts, the 104H Trustee shall promptly provide the Requesting Holder with (i) confirmation of such withholding, and (ii) evidence regarding payment of such withheld amounts to the applicable governmental authority.

4.3.	The Requesting Holder understands and acknowledges that he is familiar with the provisions of Section 104H of the Israel Tax Ordinance and the 104H Tax Ruling, and as such, he is obliged to pay to the ITA the taxes for the sale of at least 50% of the Deposited Stock, that has not been forfeited, within twenty-four (24) months of the signing date of the Share Purchase Agreement and the remaining 50% of the Deposited Stock, that has not been forfeited, within forty-eight (48) months of the signing date of the Share Purchase Agreement (each such period a “Selling Period”)., and the Requesting Holder further understands and acknowledges that such payment may be due prior to the release of the Deferred Consideration Stock in accordance with the terms of the Deferred Consideration Agreement. The Requesting Holder understands and acknowledges that if the Requesting Holder does not sell the applicable percentage of the Deposited Stock within the relevant Selling Period (even if such sale is not possible due to any restrictions imposed on the Requesting Holder under this Agreement, the Share Purchase Agreement, the Escrow Agreement or the Lock-Up Agreement), the Requesting Holder is obliged to transfer the amount of the applicable tax liability as calculated by the 104H Trustee, within seven (7) Business Days from the end of the relevant Selling Period (including by way of instructing the 104H Trustee to use cash held by the 104H Trustee for the benefit of the Requesting Holder pursuant to Sections 10.1 and 10.2 below), and if such payment is not made, the 104H Trustee shall be entitled to sell such number of Deposited Stock as required to satisfy applicable withholding in accordance with the provisions of the Share Purchase Agreement, including Section 2.4(g) thereof, and shall promptly remit the withheld amounts to the applicable Taxing Authority, provided however that the 104H Trustee shall provide written notice to the Requesting Holder at least fourteen (14) calendar days prior thereto, and the Requesting Holder may elect, prior to the lapse of such fourteen (14) calendar days’ period, to pay the applicable withholding amounts in lieu of the sale of the Deposited Stock, provided further, that if the Requesting Holder does not deliver such payment until the lapse of such fourteen (14) calendar days’ period, the 104H Trustee shall be entitled to sell such number of Deposited Stock in accordance with this Section 4.3. To the extent the 104H Trustee withholds any amounts, the 104H Trustee shall promptly provide the Requesting Holder with (i) confirmation of such withholding, and (ii) evidence regarding payment of such withheld amounts to the applicable governmental authority.

5.	Manner of Release.

The release of any portion of the Deposited Stock pursuant to this Agreement shall be effected as follows:

5.1.	By deemed release of the Deposited Stock due to a forfeiture pursuant to a DC Forfeiture Notice under the Deferred Consideration Agreement, or pursuant to Escrow Forfeiture under the Escrow Agreement;

5.2.	If a release is made to the Requesting Holder either pursuant to Section 4.1.2 or pursuant to Section 4.1.3, such release shall be effected in accordance with the written instructions of the Requesting Holder, which may either direct (subject to the 104H ruling) (i) the transfer of such shares to the name of the Requesting Holder or to the name of a third party, or (ii) the sale of such shares. Until such instructions are provided by the Requesting Holder, the Deposited Stock shall remain with the 104H Trustee as trustee under the 104H Tax Ruling. In connection with such transfer or sale upon instructions by the Requesting Holder, such instructions shall be provided in writing during customary business hours, and the 104H Trustee shall use its best efforts to process any request regarding a sale, transfer or other disposition of the Deposited Stock, or any part thereof, as soon as practicable thereafter.

5.3.	If a release is made to any one of the Buyers pursuant to Section 4.1.3, such release shall be effected in accordance with the written instructions of such Buyer, which may either direct the transfer of such shares to the name of the Buyer or to the name of a third party.

6.	Termination. This Agreement shall terminate upon the release by the 104H Trustee, in accordance with the provisions hereof, of the entire Deposited Stock, provided that the obligations of the Parties under Sections 7 through 19 of this Agreement shall survive any such termination and shall remain enforceable hereunder.

7.	Matters Relating to the 104H Trustee.

7.1.	The 104H Trustee undertakes to perform such duties as are expressly set forth herein and in accordance with the terms hereof. The 104H Trustee shall not be required to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from Buyers, the Company or the Requesting Holder or any person acting on their behalf. Unless otherwise determined in this Agreement, the 104H Trustee shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation, or revision of this Agreement unless (i) such notice is in writing, signed by at least one of the Buyers and by the Requesting Holder, (ii) delivered to the 104H Trustee pursuant to Section 8, provided however that if the 104H Trustee’s duties as an 104H Trustee hereunder are affected, the 104H Trustee prior written consent shall also be required to such waiver, modification, termination, cancelation or revision, which consent shall not be unreasonably withheld or delayed.

7.2.	The 104H Trustee shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder and reasonably believed by it to be genuine and to have been signed and presented by the proper Party or Parties thereto. The 104H Trustee shall be under no duty to inquire into or investigate the validity or accuracy of any such document. In the event that the 104H Trustee is uncertain as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which, in its reasonable opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain, in its sole discretion, from taking any action, other than to retain possession of the Deposited Stock until the rights of all Parties shall have been fully and finally adjudicated, unless the 104H Trustee receives written instructions, signed by at least one of the Buyers and by the Requesting Holder, which eliminate such uncertainty or conflict.

7.3.	To the extent reasonably necessary to perform its duties hereunder, the 104H Trustee may consult with outside legal counsel of its own choosing and the reasonable and documented out-of-pocket expense of such counsel shall be borne by the Buyers and the Company in equal parts, as to any matter relating to this Agreement, and the 104H Trustee shall not incur any liability for any action taken or omitted by it in good faith and in accordance with any advice from such counsel.

7.4.	The 104H Trustee may resign and be discharged from its duties hereunder at any time by giving 30 days’ prior written notice of such resignation to the Buyers and the Requesting Holder; provided that such resignation shall not be effective unless and until a successor trustee shall have been appointed and shall have accepted such appointment in writing in a form reasonably satisfactory to at least one of the Buyers and to the Requesting Holder (and if required to preserve the tax status of the Deposited Stock, the ITA has approved such resignation and successor trustee). Buyers and the Requesting Holder may remove the 104H Trustee at any time, with or without cause, by giving 30 days’ prior joint written notice (which may be executed in counterparts) to the 104H Trustee, which notice will designate the effective date of such removal, which date may be with immediate effect, subject to any required tax approval. Upon such notice, a successor trustee shall be appointed jointly by the Buyers and the Requesting Holder, who shall provide written notice thereof to the 104H Trustee being replaced. Such successor trustee shall become the trustee hereunder upon the resignation or removal date specified in such notice. If the Buyers and the Requesting Holder are unable to agree upon a successor trustee within 30 days after such notice, the 104H Trustee may, in its sole discretion, petition any court of competent jurisdiction for the appointment of a successor trustee or for other appropriate relief. Upon receipt of the written acceptance of its appointment from the successor trustee, the 104H Trustee shall deliver the Deposited Stock then held hereunder to the successor trustee. Upon its resignation and delivery of the Deposited Stock as set forth in this Section 7.4, the 104H Trustee shall be discharged of and from any and all further obligations arising in connection with the Deposited Stock or this Agreement.

7.5.	The 104H Trustee shall be entitled to payment of the service fees set forth in Exhibit E attached hereto, which fees and expenses shall be borne by the Buyers and the Company, in equal parts.

7.6.	Buyers and the Company shall indemnify the 104H Trustee for, and hold it harmless against, any loss, liability or reasonable expense directly incurred by the 104H Trustee arising out of the carrying out of its duties hereunder, other than as incurred by reason of the 104H Trustee’s bad faith, material breach of this Agreement, gross negligence, fraud or willful misconduct. In no case shall Buyers and the Company be liable with respect to any claim brought by any third party against the 104H Trustee unless the 104H Trustee shall have notified the Buyers and the Company in writing (in accordance with the notice provisions set forth herein) of the assertion of a claim against the 104H Trustee or of any action commenced against it, promptly after the 104H Trustee shall have received notice of any such assertion of a claim or been served with the summons or other first legal process giving information as to the nature and basis of the claim. The 104H Trustee agrees that it shall not settle any litigation in connection with any claim or liability with respect to which it may seek indemnification from Buyers and the Company without the prior written consent of Buyers and the Company.

7.7.	In performing any duties under this Agreement, the 104H Trustee shall not be liable to any party for damages, losses or expenses, except to the extent that a court of competent jurisdiction finally determines that the 104H Trustee’s bad faith, material breach of this Agreement, gross negligence, fraud or willful misconduct was the cause of a loss. The 104H Trustee shall not incur any liability hereunder for delays or failures in performance resulting from acts of God, fire, floods, strikes or other disasters reasonably beyond its control, provided that if any such inability to perform on the part of the 104H Trustee continues for a period of seven (7) days or more, then the Buyers and the Requesting Holder may terminate this Agreement by a joint written notice to the 104H Trustee, with immediate effect upon the appointment of a successor trustee in accordance with the terms hereof. Unless terminated by Buyers and the Requesting Holder due to the 104H Trustee’s inability to perform for such seven (7) day period, the 104H Trustee’s performance under this Agreement shall resume when the 104H Trustee is able to substantially perform its obligations hereunder.

7.8.	The Requesting Holder acknowledges and agrees that there may be circumstances in which they are unable to submit trading instructions, or that the response time to instructions may be delayed. The Requesting Holder hereby irrevocably waives any and all claims, demands, or actions against the 104H Trustee related to the inability to submit trading instructions, any delays in the response time of the platform, or any failures described in this clause. The Requesting Holder further acknowledges that the ability to provide instructions may depend on factors beyond the control of the 104H Trustee, and the Requesting Holder accepts full responsibility for any damages, losses, or expenses, including loss of opportunity, arising as described above.

7.9.	Notwithstanding anything in this Agreement to the contrary, in no event shall any Party hereto be liable to any other party pursuant to this Agreement for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if such Party has been advised of the likelihood of such loss or damage and regardless of the form of action. For the avoidance of any doubt, nothing herein shall be construed to limit or restrict any right or remedy of any of the Parties under the Share Purchase Agreement.

7.10.	The 104H Trustee shall provide the ITA with any written declaration, confirmation, obligation or other form of written consent, as may be required by the ITA, confirming the 104H Trustee’s undertaking to abide by, and fulfill, the instructions and provisions of the 104H Tax Ruling, within the timeframes set by the ITA. The 104H Trustee shall follow the instructions of the 104H Tax Ruling and any applicable Law, including with respect to the submission of reports to the ITA.

7.11.	The 104H Trustee shall act in its capacity as a trustee solely in accordance with the terms of this Agreement.

8.	Notices. All reports, notices and other communications required or permitted hereunder shall be in writing (unless otherwise provided herein) and shall be deemed given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be, (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Pacific Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Pacific Time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Buyers or the Company, to:

Mobileye Vision Technologies Ltd.

1 Shlomo (Momo) Halevi St.

Jerusalem, Israel

Tel: +972-2-541-7333

Attn: Liz Cohen-Yerushalmi; Jesse Infeld

Email: liz.cohenyerushalmi@mobileye.com; jesse.infeld@mobileye.com

Mobileye Global Inc.

1 Shlomo (Momo) Halevi St.

Jerusalem, Israel

Tel: +972-2-541-7333

Attn: Liz Cohen-Yerushalmi; Jesse Infeld

Email: liz.cohenyerushalmi@mobileye.com; jesse.infeld@mobileye.com with a copy (which shall not constitute notice) to:

Erdinast, Ben Nathan, Toledano & Co.

Museum Tower, 4 Berkowitz St.

Tel Aviv 6423806, Israel

Attention: Doni Toledano, Nitzan Aberbach

Email: donit@ebnlaw.co.il; nitzana@ebnlaw.co.il

If to the 104H Trustee:

IBI Trust Management

Ehad Ha’am 9, Tel Aviv (Shalom Tower)

Attention: Mr. Tzvika Bernstein. | Ms. Keren Talmor

Telephone No.: +972 506 209 410 | +972 542 327 686

Facsimile No.: +972 3 519 0341 (att: Tzvika)

E- Mail: Tzvika@102trust.com | Keren_T@IBI.co.il

If to the Requesting Holder:

In accordance with the details included in the signature page.

9.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel (without regard to laws regarding choice of laws or conflict of any laws) and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. Any dispute arising out of or in connection with this Agreement shall be solely resolved by the competent courts in Tel-Aviv, Israel, which shall have exclusive jurisdiction with respect to any claim arising in connection with this Agreement.

10.	Dividends & Distributions, Investments, Notifications & Voting.

10.1.	Dividends and Distributions. In the event that the 104H Trustee receives, as the record holder of the Deposited Stock or otherwise, any dividends or other distributions in cash or in kind, on account of the Deposited Stock (“Distributions”), it shall provide notice thereof to the Requesting Holder, and hold such Distributions in trust, as part of the Deposited Stock and treat them in accordance with the 104H Tax Ruling and this Agreement, and withhold the applicable tax upon receipt of such Distributions (if any). Such Distributions shall be paid to the Requesting Holder upon and together with the release of the Deposited Stock on account of which they were distributed. Such dividends shall be forfeited upon forfeiture of the underlying shares .

10.2.	Investment. The 104H Trustee shall place the Distributions, that are cash Distributions, in a U.S. Dollar interest bearing deposit account with funds available for withdrawal on a weekly or monthly basis as may be instructed by a joint written instruction signed by the Requesting Holder from time to time (and if no instruction is given, funds shall be available for withdrawal on a weekly basis). All interest and other income earned on such funds shall be added to and shall become part of the Deposited Stock. The interest rate accrued on funds held in such Dollar interest bearing deposit account shall be determined based on the adjusted interest rate published by one of the four largest banks in Israel, in accordance with the asset holding policy of Israel Brokerage and Investment I.B.I Ltd. For the avoidance of doubt, the 104H Trustee shall not be responsible for any fluctuations in interest rates, any changes in the selected bank’s published rates, or any differences between the accrued interest and alternative market rates. The 104H Trustee assumes no liability for any claims or demands related to the interest earned on such Distributions.

10.3.	Notifications. The 104H Trustee shall deliver to the Requesting Holder copies of any notice or other information or materials received by it with respect to the Deposited Stock or in its capacity as the holder thereof, within a reasonable time from receipt.

10.4.	Voting. During the period that any Deposited Stock is held by the 104H Trustee hereunder, the voting rights with respect to such Deposited Stock shall not be exercised. No Requesting Holder shall direct the voting of any Deposited Stock held on such Requesting Holder's behalf until such Deposited Stock has been released to such Requesting Holder in accordance with this Agreement.

11.	Entire Agreement. Except as among the Buyers, the Company and the Requesting Holder with respect to the Share Purchase Agreement and the Related Agreements, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, relating thereto.

12.	Assignment. This Agreement and the rights and obligations hereunder of the Parties hereto may not be assigned without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit any of the Buyers from merging the Company with and into any of the Buyers or any of its affiliates or assigning any of the rights hereunder to any of the Buyers’ direct or indirect Subsidiary, provided that such applicable merging Buyer remains liable, jointly and severally with such assignee, for the obligations contained herein, and further provided that prior to consummating such assignment the applicable merging Buyer shall give written notice of such assignment to the Requesting Holder and the 104H Trustee and a copy of an executed obligation of the merging Buyer and such assignee to be jointly and severally liable hereunder. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. This Agreement is intended to be for the sole benefit of the Parties hereto and, subject to the provisions of this Section 12, their respective successors and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third Person.

13.	Amendments. This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the Parties hereto, in which case any such amendment, supplement or modification will be binding upon all Parties hereto.

14.	Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal, or otherwise incapable of being enforced by any applicable Law, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the greatest extent possible, the legal, economic, and other purposes of such void or unenforceable provision.

15.	Remedies. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

16.	Specific Performance. The Parties hereto acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Parties and that the Parties may not have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith without the applicant being required to post any bond.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument, it being understood that all Parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format or the like shall be sufficient to bind the Parties to the terms and conditions of this Agreement, as an original.

18.	Authorized Persons. For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the 104H Trustee may conclusively rely upon such instructions or directions to the extent they are, delivered and executed by (i) with respect to Buyers - the representatives of the Buyers designated on Exhibit F attached hereto and made a part hereof (each such representative, an “Authorized Person”) and (ii) with respect to the Requesting Holder, solely the Requesting Holder.

19.	Buyers’ Consent. Any requirement under this Agreement to obtain the Buyers' consent or to provide notice to the Buyers shall be deemed satisfied if the consent of, or notice from or to, MBLY Vision, has been duly obtained or given, as applicable.

20.	Confidentiality. The 104H Trustee shall, both during the term of this Agreement and thereafter, hold any confidential information of other Parties hereto in strict confidence and will not disclose or make such information available in any form to any third party or use such information for any purposes other than the implementation of this Agreement. This confidentiality obligation shall not include: (i) information which is publicly known or becomes publicly known without a breach of the confidentiality obligation by the 104H Trustee hereunder, and (ii) information which is strictly required by applicable Law to be disclosed by the 104H Trustee (but only the specific portion legally required and to the extent such disclosure is required, and provided that the 104H Trustee first notifies the Parties hereto so that they may seek an appropriate protective order or other remedy to prevent or limit such disclosure).

21.	Conflict with Share Purchase Agreement. As between the Buyers and the Requesting Holders, if any term of this Agreement conflicts in any way with any term of the Share Purchase Agreement, then the term of the Share Purchase Agreement shall prevail, in each case to the extent permitted under applicable Law and the 104H Tax Ruling.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this 104H Trust and Deferred Consideration Trust Agreement to be duly executed as of the date first written above.

BUYERS:

Mobileye Vision Technologies Ltd.

By:	/s/ Safroadu Yeboah-Amankwah
Name:	Safroadu Yeboah-Amankwah
Title:	Authorized Signatory

By:	/s/ Nimrod Nehushtan
Name:	Nimrod Nehushtan
Title:	EVP Business Development and Strategy

Mobileye Global Inc.

By:	/s/ Safroadu Yeboah-Amankwah
Name:	Safroadu Yeboah-Amankwah
Title:	Chair of the Board of Directors

By:	/s/ Nimrod Nehushtan
Name:	Nimrod Nehushtan
Title:	EVP Business Development and Strategy

[Signature Page to 104H and Deferred Consideration Trust Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this 104H Trust and Deferred Consideration Trust Agreement to be duly executed as of the date first written above.

104H TRUSTEE:

IBI TRUST MANAGEMENT

By:	/s/ Sarit Foox
Name:	Sarit Foox
Title:	Deputy managing director

[Signature Page to 104H and Deferred Consideration Trust Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this 104H Trust and Deferred Consideration Trust Agreement to be duly executed as of the date first written above.

REQUESTING HOLDER

Prof. Amnon Shashua

By:	/s/ Prof. Amnon Shashua
Name:	Prof. Amnon Shashua
Title:	Director

Address:

Tavor 26, Mevaseret Zion, Israel

With a copy (which shall not constitute notice) to:

Rani Atar
62 Sokolv St.
Ramat Hasharon, Israel
Email: rani@attar.co.il

Shibolet & Co.
Tou Towers, 4 Yitzhak Sadeh St.
Tel Aviv 6777504, Israel
Tel: +972-3-307-5000
Attention: Limor Peled, Tom Small
Email: l.peled@shibolet.com, t.small@shibolet.com

[Signature Page to 104H and Deferred Consideration Trust Agreement]

Exhibit A

Share Purchase Agreement

[Attached Separately]

Exhibit B

104H Tax Ruling

[Attached Separately]

Exhibit C

Deferred Consideration Agreement

[Attached Separately]

Exhibit D

Lock-Up Agreement

[Attached Separately]

Exhibit E

104H Trustee Fees

A fee, to be paid upon the execution of this Agreement, as follows:

104H trust services– Up to 3 Shareholders - US$8,0001 + VAT (i.e. a total of: US$9,440)

104H trust services - Each additional Shareholder - US$500+ VAT (i.e. a total of: US$590)

Commission Upon Wire:

To be paid by_________ the Requesting Holder as follows:

Trustee Commission: In case of sale of Shares through IBI Sale Fee 0.1%

US Broker Commission In case of sale of Shares through IBI $0.03 per share

In case of Share transfer $200 per transfer

USD cash Transfer Commission:	US$25 per each wire.

NIS cash Transfer Commission:	NIS 20 per each wire.

Cash Distribution management – $100 per distribution

By paying the foregoing fee, the Parties are exempted from all fixed and variable costs related to the opening and maintenance of the account.

FX – 3 per-mills benefit on the banking transfer and checks exchange rate at actual conversion.

1 Since the funds are managed in the transaction Accounts, the Paying Agent, I.B.I. Group (Israel Brokerage and Investment I.B.I. Ltd. I.B.I. Capital Ltd. etc.), may receive certain benefits in connection with managing the transaction Accounts.

Exhibit F

Buyers’ Authorized Persons

Name	Title	Signature	Contact Number	Email Address
Moran Shemesh Rojansky	Chief Financial Officer	/s/ Moran Shemesh Rojansky	+972-2-541-7333	moran.shemesh@mobileye.com
Liz Cohen-Yerushalmi	Chief Legal Officer and General Counsel	/s/ Liz Cohen-Yerushalmi	+972-2-541-7333	liz.cohenyerushalmi@mobileye.com